Exhibit 99.1

Hawthorn Bancshares Announces New Board Member

Jefferson City, Mo. — March 13, 2017 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), parent company of Hawthorn Bank, announced Kathleen Bruegenhemke has been elected to serve on its Board of Directors.  Ms. Bruegenhemke currently serves as Hawthorn Bancshares’ Senior Vice President/Corporate Secretary and Hawthorn Bank’s Chief Operating & Risk Officer.

Ms. Bruegenhemke’s career with the Company’s subsidiary, Hawthorn Bank, began in 1992 as Internal Auditor.  After serving in that capacity for 5 years, duties shifted to various senior management roles including merger and acquisition management, serving on loan and interest rate committees and as president of Hawthorn Bank’s Columbia, MO market.

Independent Director Philip Freeman said “As a member of the Audit Committee that hired Kathleen 25 years ago, it is very exciting to have a woman of her caliber progress through the Company.  With her previous FDIC regulatory experience, Kathleen was an outstanding hire and I’m confident she will be an outstanding member of our Board as well.  Additionally, Kathleen’s financial interests are well aligned with shareholders as an investor herself.”

David T. Turner, Chairman, Chief Executive Officer & President of Hawthorn Bancshares and Hawthorn Bank said "I have worked with Kathleen throughout her tenure with Hawthorn and have always valued her incredible talent, independent thinking and dedication to the bank."

 “I am privileged to join Hawthorn Bancshares’ Board of Directors.  Hawthorn is an excellent community bank and I look forward to helping further increase shareholder value.  Hawthorn is a financially strong, forward-thinking company and it’s my honor to be part of the Company’s future.” Bruegenhemke said.

Bruegenhemke is a graduate of Truman State University (Kirksville, MO) with a finance degree and of the ABA Stonier Graduate School of Banking (Washington D.C.)   She is also a certified public accountant.

In addition to Bruegenhemke, Hawthorn Bancshares’ board of directors includes Chairman, CEO & President David T. Turner, and independent directors Frank E. Burkhead, Philip D. Freeman and Kevin L. Riley.  The Company’s advisory directorate is composed of Charles G. Dudenhoeffer, Jr., David R. Goller, James R. Loyd, Julius F. Wall and Gus S. Wetzel, II.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional Missouri locations in Lee's Summit, Springfield, Branson, Independence, Liberty, Columbia, Clinton, Windsor, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, and St. Robert.

Contact:

Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100   FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

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